UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  September 30, 2004

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdictionof Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Sequa Corporation’s (the “Company”) independent auditor, Ernst & Young LLP (“E&Y”) has recently notified the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board and the Audit Committee of the Company’s Board of Directors that certain non-audit work performed by an E&Y affiliate in China for a subsidiary of the Company has raised concerns regarding E&Y’s independence with respect to its performance of audit services for the Company.

E&Y disclosed that, during fiscal years 2001 and 2002, its affiliate in China held employment tax related funds of a de minimis amount and made payment of such funds to the applicable tax authority for several expatriate and foreign employees of a subsidiary of the Company in China.  E&Y’s affiliate in China also provided certain bookkeeping services in connection with the handling of the employment tax payments during fiscal years 2002, 2003 and 2004.  Custody of the assets of an audit client and providing bookkeeping services for an audit client are not permitted under the auditor independence rules set forth in Regulation S-X promulgated by the SEC.  The Audit Committee of the Board of Directors of the Company met on September 30, 2004 to consider the impact of this matter on the independence of E&Y as external auditor for the Company.  The actions by the E&Y affiliate in China that are not permitted under the SEC rules and regulations have been discontinued.  Both the Audit Committee and E&Y have considered the impact that the holding and paying of these funds may have had on E&Y’s independence with respect to the Company and have each independently concluded that there has been no impairment of E&Y’s independence.  In making this determination, the Audit Committee considered the de minimis amount of funds involved, the ministerial nature of the actions, and that the revenue, operating profit and total assets of the subsidiary involved were not material to the consolidated financial statements of the Company.  The Audit Committee and E&Y continue to evaluate and review matters relevant to the maintenance of E&Y’s independence.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

Dated:  September 30, 2004                        By:  /s/ Howard M. Leitner

                        Howard M. Leitner

                        Senior Vice President, Finance